EX. 99.28(d)(4)(iii)

Amendment
to Amended and Restated
Investment Sub-Advisory Agreement Between
Jackson National Asset Management, LLC
and Brookfield Investment Management Inc.

This Amendment is made by and between Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser (“Adviser”), and Brookfield Investment Management Inc., a Delaware corporation and registered investment adviser (“Sub-Adviser”).

Whereas, the Adviser and the Sub-Adviser entered into an Amended and Restated Investment Sub-Advisory Agreement effective as of the 1st day of December, 2012, as amended May 30, 2013 (“Agreement”), whereby the Adviser appointed the Sub-Adviser to provide certain sub-investment advisory services to certain investment portfolios of JNL Series Trust (“Trust”).

Whereas, the parties have agreed to amend the Agreement to amend the name of the JNL/Brookfield Global Infrastructure Fund to the JNL/Brookfield Global Infrastructure and MLP Fund, effective April 28, 2014.

Now Therefore, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement as follows:

1.	Schedule A to the Agreement is hereby deleted and replaced in its entirety with Schedule A dated April 28, 2014, attached hereto.

2.	Schedule B to the Agreement is hereby deleted and replaced in its entirety with Schedule B dated April 28, 2014, attached hereto.

This Amendment may be executed in one or more counterparts, which together shall constitute one document.

In Witness Whereof, the Adviser and the Sub-Adviser have caused this Amendment to be executed as of February 7, 2014, effective as of April 28, 2014.

Jackson National Asset Management, LLC		Brookfield Investment Management Inc.

By:	/s/ Mark D. Nerud	By:	/s/ Jonathan C. Tyras
Name:	Mark D. Nerud	Name:	Jonathan C. Tyras
Title:	President and CEO	Title:	Chief Financial Officer and General Counsel

Schedule A
April 28, 2014

Funds
JNL/Brookfield Global Infrastructure and MLP Fund

A-1

Schedule B
April 28, 2014
(Compensation)

JNL/Brookfield Global Infrastructure and MLP Fund
Average Daily Net Assets	Annual Rate
$0 to $50 Million	0.47%
$50 Million to $100 Million	0.45%
Amounts over $100 Million	0.40%

  B-1